Exhibit 99.1


NEWS ANNOUNCEMENT


Date:             April 26, 2006

Contact:          Susan J. Cooke

To:               News Media

Release Date:     Immediate



                          COASTAL FINANCIAL CORPORATION
                  ANNOUNCES FISCAL 2006 SECOND QUARTER EARNINGS


Myrtle  Beach,   South  Carolina,  (April  26,  2006)  . . .  Coastal  Financial
Corporation (Nasdaq/CFCP) today announced earnings for the second fiscal quarter ended March 31, 2006.

Net income for the second quarter of fiscal 2006 increased 12.3% to $4.6 million or $0.24 per share ($0.23 per share diluted), as compared to $4.1 million or $0.21 per share ($0.20 per share diluted) for the same period of fiscal 2005.

Net income for the first two quarters of fiscal 2006 increased 11.1% to $9.1 million or $0.47 per share ($0.45 per share diluted), compared to $8.2 million or $0.42 per share ($0.40 per share diluted) for the same period of fiscal 2005.

At March 31, 2006, assets totaled $1.64 billion, an increase of 13.5% from $1.45 billion at March 31, 2005. During the same period, Customer Deposits increased 10.7%, from $804.7 million to $891.1 million, and loans receivable increased 16.6%, from $864.4 million to $1.0 billion. In comparing the second quarters of fiscal 2005 and 2006, net interest income after provision for loan losses grew 13.9% to $12.8 million. Returns on average assets and average equity were 1.14% and 18.4%, respectively, for the six months ended March 31, 2006, as compared to 1.19% and 18.6% for the comparable period in fiscal 2005.

At March 31, 2006, non-performing assets to total assets was 0.26% as compared with 0.53% at March 31, 2005.

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

Michael C. Gerald, President and Chief Executive Officer of Coastal Financial Corporation, said, "We are very pleased with the continued earnings momentum of Coastal Financial Corporation for the first two quarters of fiscal 2006. This continued level of operating performance reflects well on our Commitment to our Customers and Communities, and to our steadfast dedication to our QUEST FOR EXCELLENCE Business Model."

"During the second quarter of fiscal 2006, we announced a 9.8% increase in fiscal 2006 first quarter net income, and a $.05 per share cash dividend payable April 14, 2006 to Shareholders of record March 31, 2006. Other notable events include the nearing of completion of our new prototype branch offices at the intersection of Hwy 701 and Country Club Drive in Conway, South Carolina, at the intersection of Hwy 544 and Singleton Ridge Road in Conway, South Carolina and at Sayebrook West on Hwy 544 in Surfside Beach, South Carolina. These results and activities are indicative of the continued growth and progress envisioned under our QUEST FOR EXCELLENCE Business Model," concluded Mr. Gerald.

Coastal Financial Corporation, headquartered in Myrtle Beach, South Carolina, offers a broad range of commercial, consumer and mortgage financial services through two subsidiaries, Coastal Federal Bank and Coastal Retirement, Estate and Tax Planners, Inc. Coastal Federal Bank, with assets over $1.6 billion, is a federally chartered and FDIC insured community bank with twenty-two offices serving the Communities of Horry and Georgetown Counties, South Carolina and Brunswick and New Hanover Counties, North Carolina. Coastal Retirement, Estate and Tax Planners offers professional, objective, fee-based financial planning services. Additional information about Coastal Federal is available on its web site at www.coastalfederal.com.
        ----------------------

Stock Trading Information

The common stock of Coastal Financial Corporation is traded on the Nasdaq Stock Market under the symbol "CFCP." For information, contact Raymond James Financial Services at 1-843-918-7600.

Dividend Reinvestment and Direct Stock Purchase Plan

Coastal Financial Corporation offers Shareholders a Dividend Reinvestment and Direct Stock Purchase Plan which provides existing and new shareholders a convenient means for making purchases of Coastal Financial shares free of fees and brokerage commissions. Additional cash contributions, up to $1,000 per quarter, can be made to purchase additional shares. For more information, contact the Transfer Agent at 1-800-866-1340, Ext. 2511, or Investor Relations.


                                     -MORE-

Shareholder Services

Shareholders desiring to enroll in the Coastal Financial Corporation Dividend Reinvestment Plan, change the name, address, or ownership of their stock certificates, report lost or stolen certificates, or consolidate accounts should contact the Transfer Agent at 1-800-866-1340, Ext. 2511, or Investor Relations.

Investor Relations

Analysts, investors and others seeking financial information should contact:
         Susan J. Cooke - Senior Vice President and Secretary
         Coastal Financial Corporation
         2619 Oak Street
         Myrtle Beach, South Carolina  29577
         (843) 205-2676

Forward Looking Statements

This report may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond the Company's control and which may cause its actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include, among other things:

o Competitive pressures among depository and other financial institutions in the Company's market areas may increase significantly.

o Adverse changes in the economy or business conditions, either nationally or in the Company's market areas, could increase credit-related losses and expenses and/or limit growth.

o Increases in defaults by borrowers and other delinquencies could result in increases in the Company's provision for losses on loans and related expenses.


                                     -MORE-

o The Company's inability to manage growth effectively, including the successful expansion of the Company's Customer support, administrative infrastructure and internal management systems, could adversely affect the Company's results of operations and prospects.

o Fluctuations in interest rates and market prices could reduce the Company's net interest margin and asset valuations and increase expenses.

o The consequences of continued bank acquisitions and mergers in the Company's market areas, resulting in fewer but much larger and financially stronger competitors, could increase competition for financial services to the Company's detriment.

o The Company's continued growth will depend in part on its ability to enter new markets successfully and capitalize on other growth opportunities.

o Changes in legislative or regulatory requirements, or actions by the Securities and Exchange Commission ("SEC"), the Financial Accounting Standards Board ("FASB"), or the Public Company Accounting Oversight Board, applicable to the Company and its subsidiaries could increase costs, limit certain operations and adversely affect results of operations.

o Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations may increase the Company's tax expense or adversely affect its Customers' businesses.

o Company initiatives now in place or introduced in the future, not producing results consistent with historic growth rates or results which justify their costs.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements in this report. Except as may be required by applicable law or regulation, the Company undertakes no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.



                                      #####


                                     COASTAL FINANCIAL CORPORATION
                                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                        (Unaudited - Dollars in Thousands Except Per Share Data)

                                     Three Months Ended                Six Months Ended
                                    March 31,  March 31,  Percentage  March 31,  March 31,  Percentage
                                      2006       2005       Change      2006        2005      Change
                                      ----       ----       ------      ----        ----      ------
Interest Income                     $24,138    $18,912      27.63%    $47,176     $36,858     27.99%
Interest Expense                     10,970      7,016      56.36%     20,732      13,446     54.19%
                                    -------    -------                -------     -------

Net Interest Income                  13,168     11,896      10.69%     26,444      23,412     12.95%

Provision for Loan Losses               330        625     -47.20%        730         975    -25.13%
                                    -------    -------                -------     -------

Net Interest Income After
  Provision for Loan Losses          12,838     11,271      13.90%     25,714      22,437     14.61%

Other Income*                         4,201      3,336      25.93%      7,790       6,102     27.66%

General & Administrative
  Expenses                            9,926      8,319      19.32%     19,606      16,100     21.78%
                                    -------    -------                -------     -------

Earnings Before Taxes                 7,113      6,288      13.12%     13,898      12,439     11.73%

Income Taxes                          2,469      2,153      14.68%      4,810       4,260     12.91%
                                    -------    -------                -------     -------


Net Income                          $ 4,644    $ 4,135      12.31%    $ 9,088     $ 8,179     11.11%
                                    =======    =======                =======     =======

Earnings Per Common Share

  Basic                             $  0.24    $  0.21      14.29%    $  0.47     $  0.42     11.90%
                                    =======    =======                =======     =======
  Diluted                           $  0.23    $  0.20      15.00%    $  0.45     $  0.40     12.50%
                                    =======    =======                =======     =======

Average Common Shares Outstanding
Basic (in thousands)                 19,547     19,362       0.96%     19,488      19,278      1.09%

Average Common Shares Outstanding
Diluted (in thousands)               20,440     20,524      -0.41%     20,380      20,367      0.06%

Net Interest Margin                    3.57%      3.68%     -2.99%       3.64%       3.67%    -0.82%

Return on Average Assets               1.15%      1.17%     -1.71%       1.14%       1.19%    -4.20%

Return on Average Equity              18.63%     18.48%      0.81%      18.38%      18.57%    -1.02%


* Gains (losses) on sales of securities of $30,000 and ($16,000) are included in other income for the quarter and six months ended March 31, 2006, respectively. For the quarter and six months ended March 31, 2005, gains on sales of securities were $248,000 and $406,000, respectively.

                          COASTAL FINANCIAL CORPORATION
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
            (Unaudited - Dollars in Thousands Except Per Share Data)
                                   (CONTINUED)


                                                                            Percentage
                                      At            At            At        Change from
                                   March 31,     Sept 30,      March 31,   September 30,
                                     2006          2005          2005          2005
                                  ----------    ----------    ----------    ----------
Total Assets (1)                  $1,643,991    $1,543,459    $1,448,158       6.51%

Loans Receivable, Net             $1,008,168    $  942,381    $  864,407       6.98%

Customer Deposits (1) (2)         $  891,136    $  901,013    $  804,656      -1.10%

Shareholders' Equity              $  100,209    $   97,221    $   89,534       3.07%

Non-Performing Assets
  to Total Assets (3)                   0.26%         0.22%         0.53%     18.18%

Allowance for Loan Losses as a
  Percentage of Total Net Loans         1.21%         1.25%         1.36%     -3.20%

Tangible Book Value
  Per Share                       $     5.12    $     5.00    $     4.61       2.40%


                                                 At or for the      At or for the
                                              Three Months Ended  Three Months Ended
                                                   March 31,           Sept. 30,      Percentage
                                                     2006                2005           Change
                                              ------------------  ------------------  ----------
Credit Quality:
   Non-Performing Loans                             $3,137              $2,641          18.78%
   Non-Performing Loans as a % of Loans              0.31%               0.28%          10.71%
   Allowance for Loan Losses as a % of
     Non-Performing Loans                          389.12%             444.83%         -12.52%
   Non-Performing Assets (3)                        $4,258              $3,459          23.10%
   Non-Performing Assets as a % of Loans
     and Foreclosed Property                         0.42%               0.37%          13.51%
   Net Loan Charge-Offs
     as a % of Average Loans (Annualized)            0.05%               0.12%         -58.33%

Stock Performance
At quarter end:
   Market Price Per Share of Common Stock           $13.76              $13.65           0.81%
   Indicated Annual Dividend                         $0.20               $0.18          11.11%
   Dividend Yield                                    1.45%               1.32%           9.85%
   Price/Book Ratio                                269.00%             273.00%          -1.47%
   Market Capitalization                          $269,464            $265,689           1.42%

(1) Total Assets and Customer Deposits in prior periods have been reclassified to conform to the March 31, 2006 presentation.

(2)  Customer  Deposits  exclude  brokered  deposits.   Brokered  deposits  were
$189,304,  $169,905 and $85,625 at March 31, 2006,  September 30, 2005 and March
31, 2005, respectively.

(3) Non-performing assets consist of non-accrual loans 90 days or more past due and real estate owned.